Exhibit 10.7(e)

RESTRICTED STOCK UNITS

FOR

NON-EMPLOYEE DIRECTORS

ISSUED UNDER

RYDER SYSTEM, INC. 2012 EQUITY AND INCENTIVE COMPENSATION PLAN

2012 TERMS AND CONDITIONS

The following terms and conditions apply to the Restricted Stock Units (the “RSUs”) granted in 2012 by Ryder System, Inc. (the “Company”) to the Company’s Non-Employee Directors, under the Ryder System, Inc. 2012 Equity and Incentive Compensation Plan (the “Plan”), as specified in the Restricted Stock Units Award Notification Letter (the “Notification Letter”), to which these terms and conditions are appended. Certain terms of the RSUs, including the number of RSUs granted and the vesting date(s), are set forth in the Notification Letter. The terms and conditions contained herein may be amended by the Committee as permitted by the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan or in the Notification Letter.

1.	General. Each RSU represents the right to receive one Share on a future date on the terms and conditions set forth herein, the Notification Letter and in the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein (collectively, the “Award Documents”). A copy of the Plan and the documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, have been delivered to the Participant prior to or along with delivery of the Notification Letter. In the event there is an express conflict between the provisions of the Plan and those set forth in any Award Document, the terms and conditions of the Plan shall govern.

2.	Number of RSUs. Each Director who is serving as such immediately following the 2012 annual meeting of shareholders of the Company (an “Annual Meeting”), shall receive an award of RSUs immediately following each such Annual Meeting for a number of Shares equal to (i) $100,000 divided by (ii) the Fair Market Value of one Share on the day of such Annual Meeting. If a Director begins his or her service on the Board after an Annual Meeting but prior to December 31, 2012, on the date on which such Director’s service begins (“Service Date”), the Director shall receive an award of RSUs for a number of Shares equal to the product of (i) a quotient the numerator of which is $100,000 and the denominator of which is the Fair Market Value of one Share on the Service Date, times (ii) a quotient, the numerator of which is the total number of days between the Service Date and December 31, 2012 and the denominator of which is 365.

3.

Timing of Delivery of Shares. Actual delivery of the Shares relating to RSUs will occur upon, or as soon as practicable following, cessation of the Non-Employee Director’s service on the Board; provided that such cessation of service constitutes a “separation from service” under Section 409A of the Code. If such cessation occurs prior to the Non-Employee Director completing one year of service on the Board, the Non-Employee Director’s right to the Shares will be forfeited, except if such cessation is on account of Disability or on account of death, in which case all of the Shares will be delivered to the Non-Employee Director (or his or her Beneficiary in the event of death) in accordance with his election pursuant to Section 4 herein. For purposes of the Award Documents, “Disability” shall mean (i) a determination by the Board that the Non-Employee Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) a determination by the Board that the Non-Employee Director is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company; or (iii) a determination by the Social Security Administration that the Non-Employee Director is totally disabled.

Should a Change of Control occur at a time when the Non-Employee Director is a member of the Board, unless otherwise determined by the Committee, the RSUs will become fully vested immediately prior to such Change of Control. Notwithstanding the foregoing, in the event that a Change of Control constitutes a change “in ownership” or “effective control” or a change in the “ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code (such transaction, a “409A Compliant CIC”), all of the Shares subject to RSUs then outstanding, which are no longer subject to a substantial risk of forfeiture, will be delivered to the Non-Employee Director upon the occurrence of such Change of Control. In the event that such Change of Control does not constitute a 409A Compliant CIC (any such transaction, a “Non-409A Compliant CIC”), to the extent that the RSUs are no longer subject to a substantial risk of forfeiture, each RSU will be converted into a right to receive a cash payment equal to the Fair Market Value of a Share on the date on which the Change of Control occurs. Such cash payment will be distributed to the Non-Employee Director in accordance with the otherwise applicable distribution schedule set forth in the Award Documents.

In the event of a Non-409A Compliant CIC, then immediately prior to or in connection with the consummation of the Change of Control, the Company shall pay into one or more trust(s) (the “Trust(s)”) established between the Company and any financial institution with assets in excess of $100 million selected by the Company prior to the Change of Control, as trustee (the “Trustee”), such amounts as are required in order to fully pay the amounts payable pursuant to this Section 3 or as are otherwise required pursuant to the terms of the Trust(s), with payment to be made in cash or cash equivalents. Thereafter, all amounts payable pursuant to this Section 3 shall be paid out of the Trust(s); provided, however, that the Company shall retain liability for and pay the Non-Employee Director any amounts or provide for such other benefits due the Non-Employee Director under the Plan for which there are insufficient funds in the Trust(s), for which no funding of the Trust(s) is required, or in the event that the Trustee fails to make timely payment.

4.	Form of Delivery of Shares. Subject in all cases to Section 409A of the Code, with respect to each award of RSUs, a Non-Employee Director may irrevocably elect, by December 31 of the calendar year immediately preceding the calendar year in which the award is earned (or, in the case of newly elected Non-Employee Directors, by the end of the day immediately preceding his appointment or election), to receive delivery of the Shares in either one lump sum, or in annual installments over a period not less than 2 years or greater than 10 years, provided that a Non-Employee Director who fails to make an irrevocable election with respect to any award by 5:00 pm on December 31 of the calendar year immediately preceding the calendar year in which the award is earned (or, in the case of newly elected Non-Employee Directors, by 5:00 pm on the day immediately preceding appointment or election), shall be deemed to have irrevocably elected to receive delivery of the Shares subject to such award in a lump sum. Notwithstanding the foregoing, Shares deliverable by reason of a Change of Control pursuant to Section 3 shall be delivered in a lump sum.

5.

Rights as a Shareholder; Dividend Equivalent Rights. A holder of RSUs will not have the rights of a shareholder of the Company with respect to Shares subject to the RSUs until such Shares are actually delivered. However, with respect to all RSUs held by the Non-Employee Director, once per year the Company will credit the Non-Employee Director with dividend equivalents in respect of dividends declared on Shares during the prior year, in the form of additional RSUs based on the Fair Market Value of the Shares on the dividend payment date, and such additional RSUs will be subject to the same terms and conditions as applicable to the RSUs on which they were credited.

6.	Statute of Limitations and Conflicts of Laws. All rights of action by, or on behalf of the Company or by any shareholder against any past, present, or future member of the Board, officer, or employee of the Company arising out of or in connection with the RSUs or the Award Documents, must be brought within three years from the date of the act or omission in respect of which such right of action arises. The RSUs and the Award Documents shall be governed by the laws of the State of Florida, without giving effect to principles of conflict of laws, and construed accordingly.

7.	No Assignment. A Participant’s rights and interest under the RSUs may not be assigned or transferred, except as otherwise provided herein, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the RSUs or the Award Documents.

8.	Unfunded Plan. Any Shares or other amounts owed under the RSUs shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure delivery or payment of any earned amounts.

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